PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (the "Agreement") made as of this 4th day of February 2008 between **GRYPHON GOLD CORPORATION**, whose registered office is at Suite 810, 1130 West Pender Street, Vancouver B.C. V6E 4A4 Canada, a company incorporated under the laws of Nevada, USA ("Gryphon" or the "Company"), and John L. Key of 1178 Chisholm Tr., Gardnerville, Nevada (the "Contractor").

IN CONSIDERATION OF the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto covenant and agree as follows:

1. <u>Provision of Services.</u>
   The Contractor will provide to the Company the services (the "Services") described in Schedule "A" ("Schedule "A") to this Agreement, which schedule is specifically incorporated into this Agreement.

2. <u>Provision of Specified Individuals.</u>
   The Contactor will designate those individuals as may be specified in Schedule "A" to provide the Services to the Company. The Company will designate a representative (the "Company Representative") in Schedule "A" for this Agreement.

3. <u>Reports, Documentation and Information.</u>
   All reports, documentation and information of whatever nature prepared by the Contractor in the course of providing the Services will become and remain the sole property of the Company and the Company may use such documentation for all purposes of its business and as set out on Schedule "A". The Contractor will not be responsible for any changes made by the Company to the reports, documentation and materials prepared by the Contractor pursuant to this Agreement.

4. <u>Term of Agreement.</u>
   The term of this Agreement shall be as specified in Schedule "A".

5. <u>Fees and Expenses.</u>
   As payment for the provision of the Services, the Company will pay the Contractor at the rates specified in Schedule "A", and will reimburse the Contractor for the actual cost of expenses incurred in the course of the performance of the Services.

6. <u>Invoices.</u>
   The Contractor will invoice the Company on or before the 7th day of the month with respect to Services provided during the preceding month. Monthly invoices will be issued electronically in Adobe PDF format and directed as defined in Schedule A. Invoices shall set out and itemise any amount for which the Contractor claims reimbursement and will be detailed and supported by such documentary evidence as the Company may reasonably require. The Company will render payment within 15 business days of receipt of the invoice. If there is any amount in a monthly invoice which the Company disputes, then the Company and the Contractor will negotiate in good faith with a view to settling such dispute; provided, however, that the amount of the invoice not in dispute will be paid by the Company to the Contractor in accordance with this Agreement.

7. <u>Price Stability.</u>
   Unless otherwise expressly provided in this Agreement, all prices and the schedule of rates set forth in Schedule "A" will be fixed and firm and will not be subject to change due to increases in labour that may occur during the term of this Agreement.

8. Independent Contractor Status.
The Contractor will be an independent contractor. No person engaged in providing the Services will be or be deemed to be an employee or agent of the Company for any purpose whatsoever.

9. Payment of Taxes.
The Contractor will pay or cause to be paid when due and payable all taxes, (except the Company's taxes) excise duties, fees, penalties and other charges (collectively called "the Indemnified Taxes") imposed by the applicable US governmental authority arising out of or in relation to this Agreement. The Company will indemnify, defend and save harmless the Contractor against any and all claims, demands, losses, costs, liabilities and expenses that may arise or be payable under this Agreement on account of any value added tax, withholding tax, excise duty, fees, penalties, goods and services tax and other charges by virtue of any relevant laws or regulations of Canada, or elsewhere, except in United States of America (USA), in relation to this Agreement.

10. Compliance With Laws.
The Contractor will comply with applicable laws, rules, regulations and lawful directions given by the Company relating to the provision of the Services.

11. Indemnity.
The Company will indemnify, defend and save harmless the Contractor against any and all claims, demands, losses, costs, liabilities and expenses arising out of the use of the Services performed and work produced under this Agreement.

12. Consequential Damages.
Neither party will be responsible or be held liable to the other for consequential loss or damage arising out of or in any way relating to the Services, including without limitation, loss of profit, loss of product or business interruption, loss of opportunity, loss of or cost of financing (and all such cases involving financing, whether direct, indirect or consequential) except where such consequential loss or damage is as a result of the gross negligence of the party. The obligations and remedies provided in this Agreement are exclusive and in lieu of any other rights or remedies otherwise available at law or at equity. Implied warranties of merchantability and fitness for a particular purpose are excluded.

13. Limitation of Liability.
The Contractor shall have no liability for loss of or damage to physical property (including, but not limited to, the Project property or other plant, equipment, premises, facilities and motor vehicles) owned, supplied, hired, chartered or borrowed by the Company. The Company hereby releases the Contractor from any such liability and the Company shall indemnify, defend and hold the Contractor harmless against any liability (including reasonable attorneys' fees and court costs) in connection with such loss or damage. Except as otherwise provided in Sections 14 and 15, the Contractor's liability to the Company for any reason in connection with the performance of the Services shall terminate upon acceptance of the applicable Services.

14. Confidentiality.
In this Agreement, "Information" means all information or material not known to the public about the Company or any of its assets, business or financial affairs. The Contractor will receive and hold all Information in strict confidence and will disclose the Information within his own organization only to those of his employees who have agreed in writing (under the Contractor's own blanket or specific agreement form) to protect and preserve the confidentiality of such disclosures and who are designated by the Contractor for the aforementioned purposes. Without affecting the generality of the foregoing, the Contractor will exercise no less care to safeguard the

Information than he exercises in safeguarding his own confidential or proprietary information. The Contractor will not disclose or use the Information in whole or in part for any purposes other than those expressly permitted under this Agreement, unless required to do so by an order of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Contractor will not disclose the Information to any third party or use the same for his own benefit or for the benefit of any third party. The restrictions as to disclosure and use of Information contained in this Agreement will not apply to Information that becomes public knowledge without breach of the Contractor's obligations hereunder, is rightfully acquired by the Contractor from a third party without restriction on disclosure or use, or is disclosed by the Company without restriction on disclosure or use and in such case the removal of such restriction will be effective only from and after the date of occurrence of the applicable event. The furnishing of Information under this Agreement will not constitute or be construed as a grant of any express or implied license or other right to use the Information for any purpose other than that for which it was disclosed by the Company or a covenant not to sue or forbearance from any other right of action (except as to permitted activities hereunder) by the Company to the Contractor. On the termination of this Agreement, the Contractor will immediately return to the Company all of the Information which is in written, electronic or other form without retaining copies thereof, provided however, that the Contractor will be free to retain an archival copy of all materials and any of his internal work product incorporating or otherwise utilizing the Information, any such internal work to remain subject to the obligations of confidentiality set forth herein. The obligations under this Agreement respecting disclosure and use of Information acquired will survive the termination of this Agreement and will remain in full force and effect for a period of one year.

15. Termination of Agreement.

At any time and for any reason, either the Company or the Contractor may terminate this Agreement upon thirty (30) days prior written notice to the other. Upon termination of this Agreement, all obligations of the Company to the Contractor will end except for the obligation of the Company to pay to the Contractor any fees earned and any reimbursable items incurred prior to the effective date of termination which remain unpaid and for which an invoice has been submitted to the Company within 60 days following the effective date of termination, and all obligations of the Contractor to the Company will end except for the payment of Indemnified Taxes as set forth in Section 9, the Indemnity set forth in Section 11 and the obligation regarding the confidentiality of the Information set forth in Section 14.

16. Notices.

Any notice or other communication required or permitted to be given or made under this Agreement will be in writing and may be effectively given by delivering such notice at the addresses or by sending the same by facsimile or email to the phone numbers or email addresses set forth in Schedule "A". Either party may from time to time notify the other party, in accordance with the provisions of this Agreement, of any change of its address, facsimile number or email address.

17. Entire Agreement.

This Agreement, together with all Schedules, contains all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, whether written or oral, with respect thereto. There are no agreements collateral or supplementary to this Agreement. In the event of any conflict between this Agreement and Schedule "A", the terms and conditions of Schedule "A" will prevail.

18. Cost of Enforcement.

If either party breaches any provisions of this Agreement or defaults in the performance of any of its or his duties or obligations hereunder, the other party shall be entitled to his or its costs of

enforcement, including court costs and reasonable attorneys' and experts' fees and expenses, through enforcement of any judgment.

19. Assignment.
The Contractor may not assign this Agreement, nor subcontract for the provision of any part of the Services, without the Company's prior written consent. Furthermore the Company shall not assign this Agreement without the prior written consent of the Contractor. This Agreement shall be binding upon and enure to the benefit of the Company's successors and assigns.

20. Severability.
If any provision of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity will not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid provision will be severed from the remainder of this Agreement.

21. Governing Law.
This Agreement will be subject to and governed by the laws of Nevada, USA.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date hereof.

GRYPHON GOLD CORPORATION

By: ______________________
Authorised Signing Officer

John L. Key

By: ______________________
John L. Key

SCHEDULE "A"

Services:	Contractor shall provide management and technical consulting Services as requested by the Company. Contractor will take on the title of Chief Operating Officer reporting directly the Chief Executive Officer of the Company. The consulting Services shall be provided for projects primarily within the USA.
Schedule:	Services shall be provided on the basis of an average of at least two (2) days per week, but may increase depending on work needs and Contractor availability.
Specified Contractor Personnel:	The Services shall be performed by John Key
Commercial Terms:	The Corporation shall pay to the Consultant a fee of **$600 per day** for time spent by the Consultant in the provisions of Services pursuant to this agreement, such fee to be paid within 15 days after receipt by the Corporation of an account therefore from the Consultant. Accounts rendered by the Consultant shall indicate the number of hours (or half-hours) covered by the particular account and shall describe, with reasonable particularity, the Services performed by the Consultant during the period covered by the account. The Consultant shall not render accounts more frequently than once per calendar month. In addition, the Company shall grant the Contractor an initial non-qualified stock option hereunder enabling him to purchase **150,000 shares of the Common Stock of the Company as per the attached Non-Qualified Stock Option Award Agreement** and subject to board and TSX exchange approval. In the event that travel is necessary in support of the services all such costs shall be reimbursed at cost as noted below. In the event that travel is necessary in support of the Services all such costs shall be reimbursed at cost in accordance with the following: ▪ Air Travel: Flights less than 4 hours will be in economy class, all other air travel, including international travel, shall be in business class. Other applicable costs shall be reimbursed at cost. Where your personal vehicle is used for business purposes, business miles will be reimbursed at a rate of 48.5 cents per mile.
Term of Agreement:	This Agreement shall expire on December 31, 2008.
Invoice Submittal:	The invoices rendered by the Contractor to the Company in accordance with this Agreement shall be submitted in electronic format and directed

as set forth under Notices below.

Notices:

Company Representative – Tony Ker – CEO and President
Gryphon Gold Corporation
Suite 810
1130 West Pender Street
Vancouver B.C. V6E 4A4
Canada
+1 604 261 2229 phone
+1 604 608 3262 fax
Attention: Tony Ker – CEO and President
tker@gryphongold.com

Contractor: John L. Key
1178 Chisholm Tr.
Gardnerville, Nevada 89460
Phone (775) 315-4828
Fax (775) 552-8511
jlkey@charter.net